Exhibit 107

Calculation of Filing Fee Tables

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(Form Type)

ATIF Holdings Limited

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward(3)
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary Shares, $0.001 par value per share	Other
	Equity	Preferred shares, $0.001 par value per shares	Other
	Other	Warrants	Other
	Other	Units	Other
	Other	Subscription Rights	Other
Fees Previously Paid	Unallocated (Universal) Shelf		Rule 457(o)			$100,000,000	0.00011020	$11,020
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$100,000,000	0.00011020	$11,020
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$11,020

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	This registration statement covers such indeterminate number of ordinary shares and preferred shares, and such indeterminate amount of warrants, units and subscription rights of ATIF Holdings Limited, as having an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of ordinary shares and preferred shares as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.